Exhibit 3.3

AMENDMENT NO. 3 TO
LIQUIDATION TRUST AGREEMENT

This Amendment No. 3 to Liquidation Trust Agreement (this “Amendment”) is entered into effective as of November 1, 2019 (the “Effective Date”) by Michael Goldberg, solely in his capacity as Liquidation Trustee (the “Liquidation Trustee”) of Woodbridge Liquidation Trust, a Delaware statutory trust (the “Liquidation Trust”), to amend the Liquidation Trust Agreement dated as of February 15, 2019  by and among the entities listed as “Debtors” on the signature pages thereto, the Liquidation Trustee, and Wilmington Trust, National Association, as Delaware Trustee (as amended, the “Trust Agreement”).  Capitalized terms used in this Amendment without definition herein shall be deemed to have the meanings given to such terms in the Trust Agreement or incorporated therein.

R E C I T A L S

A.          Section 12.10 of the Trust Agreement provides that the Trust Agreement may be amended from time to time by a written instrument signed by the Liquidation Trustee provided that (i) such amendment shall require the prior written approval of a majority of the members of the Liquidation Trust Supervisory Board and (ii) any such amendment that would adversely affect any Beneficiary in a manner disproportionate from the other Beneficiaries in their capacities as such shall require the consent of each such adversely and disproportionately affected Beneficiary and any such amendment that affects the Delaware Trustee’s duties, obligations, rights, privileges or protections hereunder shall require the written consent of the Delaware Trustee.

B.          This Amendment, a written instrument signed by the Liquidation Trustee, has received the prior written approval of a majority of the members of the Liquidation Trust Supervisory Board.  This Amendment does not adversely affect any Beneficiary in a manner disproportionate from the other Beneficiaries in their capacities as such and does not affect any duties, obligations, rights, privileges or protections of the Delaware Trustee.

C.          Effective as of the Effective Date, the Liquidation Trustee now wishes to amend the Trust Agreement as set forth below.

A G R E E M E N T

NOW, THEREFORE, as of the Effective Date, the Liquidation Trust Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) and to add the bold underlined text (indicated textually in the same manner as the following example:  bold underlined text) as set forth below:

1.           Amendment of Section 8.8.1.  Section 8.8.1 is hereby amended to read in full as follows:

8.8.1          Beginning the first quarter-end following the Effective Date and continuing on each quarter-end thereafter until the Closing Date, the Liquidation Trust shall File quarterly reports with the Bankruptcy Court within the time periods specified in this Section 8.8.1.  Except as otherwise set forth in this Section 8.8.1, each quarterly report shall contain a cash flow statement which shall show Distributions by Class during the prior quarter, an unaudited balance sheet, the terms of any settlement of an individual Claim in an amount greater than $100,000, the terms of any litigation settlement where the Cause of Action or the Liquidation Trust Action was greater than $100,000 or the settlement is for more than $100,000, the terms of any sale of Estate Assets where the proceeds of such sale are $100,000 or greater, and such other information as the Liquidation Trust determines is material.  Except as otherwise set forth in this Section 8.8.1, the quarterly reports required by this Section 8.8.1 shall be Filed within thirty (30) calendar days after the end of each quarter-end.  Notwithstanding any other provision of this Section 8.8.1, the Liquidation Trust may File with the Bankruptcy Court, (a) in lieu of any quarterly report required under this Section 8.8.1 in respect of any quarter ending on June 30 ~~December 31~~ of any year, a copy of the Annual Report on Form 10-K, if any, filed by the Liquidation Trust with the SEC for the year ended on such date (with the thirty-day deadline set forth in the preceding sentence in respect of such quarterly report being deemed automatically extended to the earlier of (i) the date on which such Annual Report on Form 10-K is due to be filed with the SEC or (ii) as soon as practicable after such Annual Report on Form 10-K is actually filed with the SEC) and (b) in lieu of any quarterly report required under this Section 8.8.1 in respect of any quarter not ending on June 30 ~~December 31~~ of any year, a copy of the Quarterly Report on Form 10-Q, if any, filed by the Liquidation Trust with the SEC in respect of such quarter (with the thirty-day deadline set forth in the preceding sentence in respect of such quarterly report being deemed automatically extended to the earlier of (i) the date on which such Quarterly Report on Form 10-Q is due to be filed with the SEC and (ii) as soon as practicable after such Quarterly Report on Form 10-Q is actually filed with the SEC).  The Filing with the Bankruptcy Court of a copy of any Annual Report on Form 10-K or Quarterly Report on Form 10-Q in accordance with this Section 8.8.1 with respect to any particular quarter shall be deemed to satisfy in full any obligations of the Liquidation Trust to File any quarterly report otherwise required under this Section 8.8.1 for such quarter.

2.           Amendment of Section 8.8.2.  Section 8.8.2 is hereby amended to read in full as follows:

8.8.2          Except as otherwise set forth in this Section 8.8.2, the Liquidation Trust shall, as soon as practicable after the end of each fiscal ~~calendar~~ year and upon termination of the Liquidation Trust, provide or make available a written report and account to the holders of Liquidation Trust Interests, which report and account sets forth (i) the assets and liabilities of the Liquidation Trust at the end of such fiscal ~~calendar~~ year or upon termination and the receipt and disbursements of the Liquidation Trust for such fiscal ~~calendar~~ year or period, and (ii) changes in the Liquidation Trust Assets and actions taken by the Liquidation Trustee in the performance of its duties under the Plan or the Liquidation Trust Agreement that the Liquidation Trustee determines in its discretion may be relevant to holders of Liquidation Trust Interests, such as material changes or actions that, in the opinion of the Liquidation Trustee, may have a material effect on the Liquidation Trust Assets that were not previously reported.  The Liquidation Trust may provide or make available to holders of Liquidation Trust Interests similar reports for such interim periods during the calendar year as the Liquidation Trustee deems advisable.  Such reports may be provided or made available to the holders of Liquidation Trust Interests, in the discretion of the Liquidation Trustee, by any reasonable means, including U.S. mail, electronic transmission, display on IntraLinks or similar virtual data room to which holders shall have access, or publication to a publicly-available website or by press release distributed via a generally recognized business news service.  Notwithstanding any other provision of this Section 8.8.2, the Liquidation Trust may, in lieu of any written report or account required under this Section 8.8.2 in respect of a particular fiscal ~~calendar~~ year, provide or make available to the holders of Liquidation Trust Interests a copy of the Annual Report on Form 10-K, if any, filed by the Liquidation Trust with the SEC for such fiscal ~~calendar~~ year (with any deadline set forth in this Section 8.8.2 for the provision of such written report or account being deemed automatically extended to the earlier of (a) the date on which such Annual Report on Form 10-K is due to be filed with the SEC or (b) as soon as practicable after such Annual Report on Form 10-K is actually filed with the SEC).  The provision of any such Annual Report on Form 10-K in accordance with this Section 8.8.2 with respect to any particular fiscal year shall be deemed to satisfy in full all obligations of the Liquidation Trust to provide any written report or account otherwise required under this Section 8.8.2 for such fiscal ~~calendar~~ year.

3.          Full Force and Effect.  Except as amended in this Amendment, the Trust Agreement shall remain in full force and effect.  Unless the context otherwise requires, any other document or agreement that refers to the Trust Agreement shall be deemed to refer to the Trust Agreement, giving effect to this Amendment (and any other amendments to the Trust Agreement made from time to time pursuant to its terms).

4.           Successors and Assigns.  This Amendment shall inure to the benefit of and be binding upon the successor(s) and assign(s) of the party hereto.

5.           Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

/s/ Michael Goldberg
Michael Goldberg, solely in his capacity as Liquidation Trustee under the Trust Agreement

[SIGNATURE PAGE TO AMENDMENT NO. 3 TO
LIQUIDATION TRUST AGREEMENT OF WOODBRIDGE LIQUIDATION TRUST]